As filed with the Securities and Exchange Commission on January 2, 2025

Registration No. 333-198483

Registration No. 333-251269

Registration No. 333-251511

Registration No. 333-265270

Registration No. 333-275824

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-198483

Form S-8 Registration Statement No. 333-251269

Form S-8 Registration Statement No. 333-251511

Form S-8 Registration Statement No. 333-265270

POST-EFFECTIVE AMENDMENT NO. 2

TO

Form S-8 Registration Statement No. 333-275824

UNDER

THE SECURITIES ACT OF 1933

INDEPENDENT BANK GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	13-4219346
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7777 Henneman Way

McKinney, TX 75070-1711

(972) 562-9004

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Independent Bank 401(k) Profit Sharing Plan

Independent Bank Group, Inc. 401(k) Profit Sharing Plan

Independent Financial 401(k) Profit Sharing Plan

Independent Bank Group, Inc. 2013 Equity Incentive Plan

Independent Bank Group, Inc. 2022 Equity Incentive Plan

(Full Titles of the Plans)

Mr. David R. Brooks

Chairman and Chief Executive Officer

7777 Henneman Way

McKinney, Texas 75070

(972) 562-9004

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments, which relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Independent Bank Group, Inc. (the “Registrant”), are being filed to terminate all offerings under the Registration Statements and to withdraw and remove from registration the shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

•	Registration Statement on Form S-8 (No. 333-198483) previously filed by the Registrant with the Securities and Exchange Commission on August 29, 2014, pertaining to the registration of 100,000 shares of Common Stock for offer and sale pursuant to the Independent Bank 401(k) Profit Sharing Plan as well as the reoffer and resale of the shares of Common Stock purchased for the account of those Independent Bank 401(k) Profit Sharing Plan participants who are at the time of the proposed resale, or have been during the three months preceding the proposed resale, affiliates of the Registrant.

•	Registration Statement on Form S-8 (No. 333-251269) previously filed by the Registrant with the Securities and Exchange Commission on December 10, 2020, pertaining to the registration of 200,000 shares of Common Stock pursuant to the Independent Bank Group, Inc. 401(k) Profit Sharing Plan as well as the reoffer and resale of shares of Common Stock issued pursuant to the Independent Bank Group, Inc. 401(k) Profit Sharing Plan.

•	Registration Statement on Form S-8 (No. 333-251511) previously filed by the Registrant with the Securities and Exchange Commission on December 18, 2020, pertaining to the registration of 1,466,017 shares of Common Stock pursuant to the Independent Bank Group, Inc. 2013 Equity Incentive Plan as well as the reoffer and resale of shares of Common Stock issued pursuant to the Independent Bank Group, Inc. 2013 Equity Incentive Plan by certain directors, officers and other employees who are considered affiliates of the Registrant.

•	Registration Statement on Form S-8 (No. 333-265270) previously filed by the Registrant with the Securities and Exchange Commission on May 27, 2022, pertaining to the registration of 1,493,000 shares of Common Stock to be awarded pursuant to the Independent Bank Group, Inc. 2022 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-275824) previously filed by the Registrant with the Securities and Exchange Commission on November 30, 2023, pertaining to the registration of 300,000 shares of Common Stock pursuant to the Independent Financial 401(k) Profit-Sharing Plan, as amended by that certain Post-Effective Amendment No. 1 to Form S-8 Registration Statement which amendment was previously filed by the Registrant with the Securities and Exchange Commission on December 14, 2023 in order to reflect the replacement of the Independent Financial 401(k) Profit Sharing Plan approved June 30, 2020 with the Independent Financial 401(k) Profit Sharing Plan approved November 30, 2023.

Effective January 1, 2025, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of May 17, 2024, by and among the Registrant and SouthState Corporation (“SouthState”), the Registrant merged with and into SouthState, with SouthState as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Haven, Florida, on January 2, 2025.

SOUTHSTATE CORPORATION, as successor by merger to Independent Bank Group, Inc.

Dated: January 2, 2025	By:	/s/ John C. Corbett
	Name:	John C. Corbett
	Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.